$0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 $2,000 -100% -75% -50% -25% 0% 25% 50% 75% 100% Payment at Maturity Underlying Return The Underlying The Securities Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: VanEck Vectors® Gold Miners ETF (ticker: “GDX”) and VanEck Vectors® Junior Gold Miners ETF (ticker: “GDXJ”) Pricing date: April 26, 2022 Valuation date: May 26, 2023 Maturity date: June 1, 2023 Digital return amount: At least 8.85%* of the stated principal amount Final barrier value: For each underlying, 60% of its initial underlying value CUSIP / ISIN: 17330F7A3 / US17330F7A37 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the valuation date Underlying return: For each underlying: (Final underlying value - initial underlying value) / initial underlying value Worst performer: On the valuation date, t he underlying with the lowest underlying return Payment at maturity: • If the final underlying value of the worst performer is greater than or equal to its final barrier value: • $1,000 + the digital return amount • If the final underlying value of the worst performer is less than its final barrier value: $1,000 + [$1,000 × (the underlying return of the worst performer) ] If the final underlying value of the worst performing underlying is less than its final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated April 19 , 2022 * The actual digital return amount will be determined on the pricing date. ** The hypotheticals assume that the digital return amount will be set at the lowest value indicated in this offering summary. Additionally, t he hypothetical diagram is zoomed in for legibility and thus does not show the minimum payment possible at maturity. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 13 Month Enhanced Barrier Digital Securities Linked to the Worst Of GDX and GDXJ Hypothetical Payment at Maturity** Hypothetical Worst Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity C 100.00% 8.85% $1,088.50 75.00% 8.85% $1,088.50 50.00% 8.85% $1,088.50 5.60% 8.85% $1,088.50 B 5.00% 8.85% $1,088.50 0.00% 8.85% $1,088.50 - 5.00% 8.85% $1,088.50 - 40.00% 8.85% $1,088.50 A - 40.10% - 40.10% $599.00 - 50.00% - 50.00% $500.00 - 75.00% - 75.00% $250.00 - 100.00% - 100.00% $0.00 B C A

Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the worst performing underlying. If the final underlying value of the worst performing underlying is less than its final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performing underlying has depreciated from its initial underlying value to its final underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential total return on the securities at maturity is limited to the digital return, even if the worst performer appreciates by significantly more than the digital return. • The securities do not pay interest. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings. • Your payment at maturity depends on the closing value of the worst performer on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The underlyings are subject to risks associated with non - U.S. markets and the gold and silver mining industries. • Fluctuations in exchange rates will affect the closing values of the underlyings . • The VanEck Vectors® Junior Gold Miners ETF is subject to risks associated with small capitalization stocks and early stage mining companies. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.